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                                                                  Exhibit (d)(3)

                               FORWARD FUNDS, INC.
                        INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of February 15, 2000, among Hansberger Global Investors, Inc. (the "Sub-Adviser"), Forward Funds, Inc. (the "Company"), and Webster Investment Management Company, LLC (the "Adviser") on behalf of the Hansberger International Equity Growth Fund (the "Fund"), a series of the Company.

WHEREAS, the Company is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, and the Fund is a series of the Company; and

WHEREAS, the Adviser has been retained by the Company to provide investment advisory services to the Fund with regard to the Fund's investments as further described in the Company's registration statement on Form N-lA (the "Registration Statement") and pursuant to an Investment Management Agreement dated August 8, 1998 ("Investment Management Agreement"); and

WHEREAS, the Fund's Board of Directors, including a majority of the directors who dm not "interested persons," as defined in the 1940 Act, and the Fund's stockholders have approved the appointment of the Sub-Adviser to perform certain investment advisory services for the Company, on behalf of the Fund pursuant to this Sub-Advisory Agreement and as described in the Registration Statement and the Sub-Adviser is willing to perform such services for the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Adviser, the Company and the Sub-Adviser as follows:

1.   Appointment

     The Adviser hereby appoints the Sub-Adviser to perform advisory services to the Fund for the periods and on the terms set forth in this Sub-Advisory Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2.   Investment Advisory Duties

     Subject to the supervision of the Board of Directors of the Fund and the Adviser, the Sub- Adviser will, in coordination with the Adviser, (a) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's Prospectus and Statement of Additional

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     Information included as part of the Fund's Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Sub-Adviser by the Adviser; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

     In performing its investment management services to the Fund under the terms of this Agreement, the Sub-Adviser will provide the Fund with ongoing investment guidance and policy direction.

     The Sub-Adviser's duties shall not include and the Sub-Adviser shall have no responsibility for the following: tax reporting; securities lending and cash collateral; allocation, diversification, management and investment of the overall assets of the Fund; management and investment of the liquidity account; and management, investment, and compliance with respect to any assets of the fund not allocated by the Board of Directors to the Sub-Adviser.

     The Sub-Adviser further agrees that, in performing its duties hereunder, it will:

     (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the U.S. Internal Revenue Code of 19$6, as amended (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Directors, as they may be amended from time to time, copies of which shall be provided to the Sub-Adviser by the Adviser;

     (b) Use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder, provided, however, the Sub-Adviser shall not be responsible for the tax erect or decisions made by any other person;

     (c) place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information established through written guidelines determined by the Fund and provided to the Sub-Adviser, and in accordance with applicable legal requirements;

     (d) furnish to the Company, the Adviser whatever statistical information the Company or the Adviser may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Sub-Adviser will keep the Company, the Adviser and the Directors informed of developments materially affecting the Fund's portfolio and shall, on the Sub-Adviser's own initiative, furnish to the Fund from time to time whatever information the Sub-Adviser believes appropriate for this purpose;

     (e) make available to the Fund's administrator, PFPC Inc. (the "Administrator"), the Adviser and the Company, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Adviser, the Administrator and the Company in their compliance with applicable laws and regulations. The Sub-Adviser will furnish the Directors, the Administrator, the Adviser and the Company with such periodic and special reports regarding the Fund as they may reasonably request;


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     (f)  meet quarterly with the Adviser and the Company's Board of Directors to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Adviser and/or the Company;

     (g) immediately notify the Adviser and the Fund in the event that the Sub-Adviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment adviser pursuant to this SubAdvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Sub-Adviser further fees to notify the Fund and the Adviser immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect; and

     (h) in making investment decisions for the Fund, use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Sub-Adviser seek to obtain any such information.

3.   Futures and Options

     The Sub-Adviser's investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

     The Sub-Adviser will: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Sub-Adviser may, using such of the securities and other property in the Brokerage Accounts as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate.

     PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMISSION DOES NOT PASS UPON TIDE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

     The Fund represents and warrants that it is a "qualified eligible client" within the meaning of CFTC Regulations Section 4.7 and, as such, consents to treat the Fund in accordance with the exemption contained in CFTC Regulations Section 4.7(b).

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4.   Investment Guidelines

     In addition to the information to be provided to the Sub-Adviser under
     Section 2 hereof, the Company or the Adviser shall supply the Sub-Adviser with such other information as the Sub-Adviser shall reasonably requite concerning the Fund's investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund's investments.

5. Representations, Warranties and Covenants of the Company, Adviser and Sub-Adviser

     The Company represents, warrants and covenants that (i) a copy of its Registration Statement together with all amendments thereto, is on file in the office of the U.S. Securities and Exchange Commission, (ii) the appointment of the Adviser has been duly authorized, (iii) the appointment of the Sub-Adviser has been duly authorized, and (iv) they have acted and will continue to act in conformity with all applicable laws.

     The Adviser represents, warrants and covenants that (i) it is authorized to perform the services herein, (ii) the appointment of the Sub-Adviser has been duly authorized, and (iii) it has and will continue to act in conformity with all applicable laws.

     The Sub-Adviser represents and warrants that it is registered as an investment adviser with the U.S. Securities and Exchange Commission.

6.   Use of Securities Brokers and Dealers

     Purchase and sale orders will usually be placed with brokers, which are selected by the SubAdviser as able to achieve "best execution" of such orders. `Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Sub-Adviser places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Sub-Adviser's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Sub-Adviser may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Sub-Adviser determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Sub-Adviser's overall responsibilities to the Sub-Adviser's discretionary accounts.

     Neither the Sub-Adviser nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities, which may be made on behalf of the Fund. Unless otherwise directed by the Company or the Adviser in writing, the Sub-Adviser may utilize the service of whatever independent securities brokerage firm or ferns it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

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7.   Compensation

     For its services specified in this Agreement, the Company agrees to pay annual fees to the Sub-Adviser equal to 0.50% of Fund assets managed by the Sub-Adviser. Fees shall be computed and accrued daily and paid monthly based on the average daily net asset value of the Fund's shares as determined according to the manner provided in the then-current prospectus of the Fund.

     Most Favored Customer

     It is the intent of the parties to this Agreement that the initial fees to be charged to the Fund by the Sub-Adviser with respect to any US open end investment company having an international equity growth mandate shall be the same or lower than those fees charged by the Sub-Adviser on other similar US open end investment companies of similar size having an international equity growth mandate (managed by the Hansberger International Growth Team) to which the Sub-Adviser provides sub-investment advisory services at the time the relationship is established and which sub-investment advisory agreements are entered into by the Sub-Adviser after the date hereof. Any such fees offered by or agreed upon by the Sub-Adviser shall be irrevocably offered in writing to the Adviser by the Sub-Adviser within ten (10) days of the offer of such sub-advisory fees by the Sub-Adviser. The terms and conditions of which fees, if accepted by the Adviser in writing within thirty (30) days of such offer, shall be deemed to constitute an amendment of the fees charged by the Sub-Adviser to the Fund pursuant to this Agreement.

8.   Fees and Expenses

     The Sub-Adviser shall not be required to pay any expenses of the Fund other than those specifically allocated to the Sub-Adviser in this Section 8. In particular, but without limiting the generality of the foregoing, the Sub-Adviser shall not be responsible for the following expenses of the
     Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Sub-Adviser's overhead and employee costs); fees, payable to the Sub-Adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Company's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the Administrator for maintaining the Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing Prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically

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     including travel expenses relating to the Fund's business) of officers, directors and employees of the Company who are not interested persons of the Investment Manager; and travel expenses (or an appropriate portion thereof) of officers or directors of the Company who are officers, directors or employees of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Company with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

9.   Books and Records

     The Sub-Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Sub-Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Company upon its request except that the Sub-Adviser may retain copies of such documents as may be required by law. The Sub-Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

10.  Aggregation of Orders

     Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Fund agrees that the Sub-Adviser may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Sub-Adviser or with accounts of the affiliates of the Sub-Adviser, if in the Sub-Adviser's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage conversion and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund by the Sub-Adviser represents the Sub-Adviser's evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

11.  Liability

     Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Company, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.

     Neither the Sub-Adviser nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law and/or for any loss suffered by the Company, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Sub-Adviser against any liability to the Company, the Fund and/or its shareholders which it night otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

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     The Company on behalf of the Fund, hereby agrees to indemnify anal hold harmless the Sub-Adviser, its directors, officers and employees and agents and each person, if any, who controls the Sub-Adviser (collectively, the "Indemnified Parties" against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Company or Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Investment Advisers Act of 1940, as amended (the "Advisers Act") or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon
     (1) any act, omission, error and/or mistake of any other fiduciary and/or any other person; or (2) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (a) the Registration Statement, the prospectus or any other filing, (b) any advertisement or sales literature authorized by the Company for use in the offer and sale of shares of the Fund, or (c) any application or other document filed in connection with the qualification of the Company or shares of the Fund under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission (i) in a document prepared by the Sub-Adviser, or (ii) made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Sub-Adviser pertaining to or originating with the Sub-Adviser for use in connection with any document referred to in clauses (a), (b) or (c).

     It is understood, however, that nothing in this paragraph X shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Company, Fund and/or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

12.  Services Not Exclusive

     It is understood that the services of the Sub-Adviser are not exclusive, and that nothing in this Agreement shall prevent the Sub-Adviser from providing similar services to other investment advisory clients, including but not by way of limitation, investment companies or to other series of investment companies, including the Company (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Sub-Adviser's ability to meet its obligations to the Fund hereunder. When the Sub-Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Sub-Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Sub-Adviser nor any of its directors, officers or employees shall act as a principal or agent or receive any commission.

     If the Sub-Adviser provides any advice to its clients concerning the shares of the Fund, the Sub-Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Company or the Fund.

     The Sub-Adviser provides investment advisory services to numerous other investment advisory clients, including but not limited to other funds and may give advice and take action which may differ from the timing or nature of action taken by the Sub-Adviser with respect to the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Sub-Adviser, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

13.  Materials

     The Adviser shall not publish or distribute or allow the Fund to publish or distribute any advertising or promotional material regarding the provision of investment advisory services by the Sub-Adviser pursuant to this Agreement, without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld or delayed. If the Sub-Adviser has not notified the Adviser of its disapproval of sample materials within twenty (20) days after its receipt thereof, such materials shall be deemed approved. Materials substantially similar to materials approved on an earlier occasion shall also be deemed approved. The Sub-Adviser will be provided with any Registration Statements containing references or information with respect to the Sub-Adviser prior to the filing of same with any regulatory authority and afforded the opportunity to comment thereon.

14.  Duration and Termination

     This Agreement shall continue until February 15, 2002, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Sub-Adviser; (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Sub-Adviser or (c) by the Sub-Adviser at any time without penalty, upon sixty (60) days' written notice to the Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement will be without prejudice to the completion of transaction already initiated by the Sub-Adviser on behalf of the Fund at the time of such termination.

     The Sub-Adviser shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

15.  Amendments

     This Agreement may be amended at any time but only by the mutual agreement of the parties.

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16.  Proxies

     Unless the Company gives written instructions to the contrary, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities invested in by the Fund. The Sub-Adviser shall maintain a record of how the Sub-Adviser voted and such record shall be available to the Company upon its request. The Sub-Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders.

17.  Notices

     Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class nail or facsimile.

     If to the Company:
          Forward Funds, Inc.
          433 California Street, Suite 1010
          San Francisco, CA 94104

     If to the Sub-Adviser:
          Hansberger Global Investors, Inc.
          515 East Los Olas Boulevard, Suite 1300
          Fort Lauderdale, FL 33301

     If to the Adviser:
          Webster Investment Management Co., LLC
          433 California Street, Suite 1010
          San Francisco, CA 94104

18.  Confidential Information

     The Sub-Adviser shall maintain the strictest confidence regarding the business affairs of the Fund. written reports furnished by the Sub-Adviser to the Company and the Adviser shall be treated by all of the parties as confidential and for the exclusive use and benefit of the Company and the Fund except as disclosure may be required by applicable law.

19.  Name Reservation

     The Adviser acknowledges and agrees that the Sub-Adviser has property rights relating to the use of the terms "Hansberger" Global Investors". HGI and "Hansberger" (the "Hansberger Name") and has permitted the use of the Hansberger Name by the Fund and its International Equity Fund series. The Adviser agrees that, unless otherwise authorized by the Sub-Adviser: (i) it will use the term "Hansberger" only as a component of the name of the Fund and for no other purposes; (ii) it will not purport to grant to any third party any rights in any Hansberger Name; and (iii) the Sub-Adviser may use or grant to others the right to use a Hansberger Name, or any abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company.

     Upon termination of this Agreement, the Adviser shall, at the request of the Sub-Adviser, cease to use all Hansberger Names in any of its materials or in any manner except with the consent of the Sub-Adviser, which shall not be unreasonably withheld. In the event of any such request by the Sub-Adviser that use by the Adviser of a Hansberger Name shall cease and in the absence of any such consent, the Adviser shall cause its officers, directors and employees to take any and all such actions which the Sub-Adviser may reasonably request to effect such request.

20.  Miscellaneous

     (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

     (b) Concurrently with the execution of this Agreement, the Sub-Adviser is delivering to the Adviser and the Company a copy of Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Adviser and the Company hereby acknowledge receipt of such copy.

     (c) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     (f) Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Company or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of February 15, 2000.

FORWARD FUNDS, INC.


By:    /s/ Ronald Pelosi
       -------------------------------
       President


HANSBERGER GLOBAL INVESTORS, INC.


By:    /s/ Thomas L. Hansberger
       -------------------------------
Name:  Thomas L. Hansberger
Title: Chairman & C.E.O.


WEBSTER INVESTMENT MANAGEMENT CO., LLC


By:    /s/ Ronald Pelosi
       -------------------------------
Name:  Ronald Pelosi
Title: President